Exhibit 99.1

U.S. Auto Parts Reports Second Quarter 2018 Results

CARSON, Calif. - August 8, 2018 - U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), one of the largest online providers of aftermarket automotive parts and accessories, is reporting results for the second quarter ended June 30, 2018. All information and data are from continuing operations, which exclude the AutoMD operating segment unless specifically noted.

Second Quarter 2018 Financial Summary vs. Year-Ago Quarter

•	Net sales were $77.0 million compared to $80.2 million.

•	Gross margin was 27.9% compared to 29.0%.

•	Net loss was $(0.5) million, or $(0.02) per share, compared to $26.9 million or $0.67 per share (Q2'17 includes a $25.9 million tax credit).

•	Adjusted EBITDA (a non-GAAP measure defined below) was $2.8 million compared to $3.8 million.

•	Ended the quarter with no revolver debt.

Second Quarter 2018 Operational Highlights vs. Year-Ago Quarter

•	Conversion rate increased 70 basis points to 2.7%.

•	Average order value increased 4% to $88.

•	Revenue capture increased 240 basis points to 87.7%.

Update on Customs Issue
In April 2018, U.S. Auto Parts filed a lawsuit against the United States Department of Homeland Security in the U.S. Court of International Trade (the “Court”). The lawsuit sought relief from an enhanced bonding requirement previously being imposed on U.S. Auto Parts by the United States Customs and Border Protection, an agency of the Department of Homeland Security (“Customs”), and arising from allegations that certain grilles imported by U.S. Auto Parts were allegedly counterfeit and infringed trademarks held by the original automobile manufacturers. On May 25, 2018, the Court granted U.S. Auto Parts’ motion for preliminary injunction and ordered that Customs would be restrained from enforcing any type of enhanced bonding requirement on U.S. Auto Parts in order to obtain entry of its shipments into the United States, and further ordered Customs to use its best efforts to process all of U.S. Auto Parts’ import products not implicated by Customs’ underlying trademark infringement allegations in a timely manner. As of the end of July, all of the remaining shipping containers which were being held up at the Port of Norfolk due to the customs issue were released to U.S. Auto Parts.

Exhibit 99.1

Management Commentary
“During the second quarter, our sales and profitability were impacted by the customs issue discussed last quarter as well as a continued decline in e-commerce traffic. Although the seized automotive grilles accounted for less than 1% of our annual revenue, Customs was holding approximately 200 of our shipping containers that carried many of our other products and did not release the containers in an expeditious timeframe. As a result, we had significantly lower in-stock rates for both private label and branded products, as well as higher port and carrier fees associated with the unreleased product and increased legal costs associated with the product seizures and the bonding litigation. These factors culminated in lower sales, gross margins and higher operating expenses for the second quarter."

“Subsequent to the quarter, as of the end of July, the last of our shipping containers were released as ordered by the court. However, in an effort to avoid future supply chain disruptions, we have ceased importing automotive grilles from outside the U.S and begun to procure alternative sources. This will reduce both revenue and gross margins over the near-term as our entire grille category accounts for approximately three percent of total revenue. The amortization treatment of port and carrier fees will also continue to impact gross margins and operating expenses for the next three quarters."

“Despite the challenges associated with the customs issue, we have continued to focus on executing our core initiatives of revitalizing our e-commerce sites and expanding our marketplace channel partnerships. We are in the process of enhancing our marketing capabilities through consulting engagements and leadership changes with the goal of reversing the traffic trends on our e-commerce sites. We also recently signed an agreement with a major global retailer to begin selling our branded and private label products through their online marketplace. This expansive marketplace presents a tremendous opportunity for us to sell automotive products to a large, new customer base. We remain committed to serving our customers wherever they go to shop for online aftermarket automotive parts, be it through our own e-commerce sites or 3rd party marketplace channels.”

Second Quarter 2018 Financial Results
Net sales in the second quarter of 2018 were $77.0 million compared to $80.2 million in the year-ago quarter. The decrease was largely driven by a 9% decrease in e-commerce sales attributable to a decrease in e-commerce traffic and lower in-stock rates resulting from the company’s previously disclosed customs issue.

Gross profit in the second quarter of 2018 was $21.5 million compared to $23.2 million in the year-ago quarter. As a percentage of net sales, gross profit was 27.9% compared to 29.0%. The decrease was driven by higher freight costs, as well as factors associated with the customs issue, including lower in-stock rates on higher-margin products and port and carrier fees. As a result of the amortization treatment of port and carrier fees, the company expects gross margin to range between 27% to 28% over the next three quarters compared to the 29% to 30% range the company expected prior to the customs issue.

Total operating expenses in the second quarter were $21.0 million compared to $21.7 million in the second quarter of last year. As a percentage of net sales, operating expenses increased to 27.3% compared to 27.1% in the year ago quarter, with the increase driven by higher legal costs resulting from the customs issue.

Net loss in the second quarter was $0.5 million, or $(0.02) per diluted share, compared to net income of $26.9 million or $0.67 per diluted share in the year-ago period. The 2017 period included a $25.9 million tax credit resulting from the release of a valuation allowance from the company’s cumulative net operating losses.

Adjusted EBITDA in the second quarter of 2018 was $2.8 million compared to $3.8 million in the year-ago quarter, with the decrease driven by the aforementioned lower net sales and profitability resulting from the customs issue and a decline in e-commerce traffic.

At June 30, 2018, cash and cash equivalents totaled $6.8 million compared to $2.9 million at December 30, 2017. The increase was driven by timing of payments with one of the company's shipping vendors. U.S. Auto Parts also continued to carry no revolver debt at June 30, 2018.

Exhibit 99.1

Key Operating Metrics

	Q2 2018	Q2 2017	Q1 2018
Conversion Rate [1]	2.7%	2.0%	2.3%
Customer Acquisition Cost [1]	$7.29	$6.99	$7.31
Unique Visitors (millions) [1]	16.3	24.7	20.1
Number of Orders - E-commerce only (thousands)	443	494	460
Number of Orders - Online Marketplace (thousands)	414	460	441
Total Number of Internet Orders (thousands)	857	954	901
Revenue Capture (% Sales) [2]	87.7%	85.3%	88.2%
Average Order Value - E-commerce only	$102	$103	$98
Average Order Value - Online Marketplace	$74	$67	$72
Average Order Value - Total Internet Orders	$88	$85	$85

1.	Excludes online marketplaces and media properties (e.g. AutoMD).

2.
Revenue capture is the amount of actual dollars retained after taking into consideration returns, credit card declines and product fulfillment and excludes online marketplaces and media properties (e.g. AutoMD).

2018 Outlook
Due to the aforementioned impact from U.S. Auto Parts’ customs issue and lower than expected marketplace sales, the company now expects net sales to decrease low single digits on a percentage basis compared to 2017 (previously expected low single digit growth compared to 2017). Given the materiality of the costs incurred from the customs issue and its extraordinary nature, U.S. Auto Parts has excluded these costs from adjusted EBITDA to provide a more accurate representation of the company’s core business results. However, as a result of the lost sales attributable to the customs issue and lower than expected marketplace sales, U.S. Auto Parts is revising its previously issued adjusted EBITDA guidance range to $12.0 million to $14.0 million (previously $13.0 million to $14.5 million).

U.S. Auto Parts is not including a reconciliation of adjusted EBITDA guidance to projected net income due to the high variability and difficulty in making accurate long-term forecasts and projections of net operating loss carryforwards which have a significant impact on future net income results. As a result, U.S. Auto Parts is unable to quantify its projected net income without unreasonable efforts.

Exhibit 99.1

Conference Call
U.S. Auto Parts will conduct a conference call today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2018.

The Company’s CEO Aaron Coleman and CFO Neil Watanabe will host the conference call, followed by a question and answer period.

Date: Wednesday, August 8, 2018
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 877-407-9039
International dial-in number: 201-689-8470
Conference ID: 13680385

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the Company’s website at www.usautoparts.net.

A telephone replay of the conference call will also be available on the same day through August 22, 2018.

Toll-free replay number: 844-512-2921
International replay number: 412-317-6671
Replay ID: 13680385

About U.S. Auto Parts Network, Inc.
Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including collision, engine, and performance parts and accessories. Through the Company’s network of websites, U.S. Auto Parts provides consumers with a broad selection of competitively priced products, all mapped by a proprietary database with applications based on vehicle makes, models and years. U.S. Auto Parts’ flagship websites include www.autopartswarehouse.com, www.carparts.com, and www.jcwhitney.com, as well as the Company’s corporate website at www.usautoparts.net.
U.S. Auto Parts is headquartered in Carson, California.

Exhibit 99.1

Non-GAAP Financial Measures

Regulation G, and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide “Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest expense, net; (b) income tax provision; (c) depreciation and amortization expense; (d) amortization of intangible assets; (e) share-based compensation expense; and (f) costs associated with our customs issue.

The Company believes that this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Management uses Adjusted EBITDA as one measure of the Company’s operating performance because it assists in comparing the Company’s operating performance on a consistent basis by removing the impact of stock compensation expense and the costs associated with the customs issue, as well as items that are not expected to be recurring. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; and for evaluating the effectiveness of operational strategies. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the ongoing operations of companies in our industry.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Exhibit 99.1

Safe Harbor Statement
This press release contains statements which are based on management’s current expectations, estimates and projections about the Company’s business and its industry, as well as certain assumptions made by the Company. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Words such as “anticipates,” “could,” “expects,” “intends,” “plans,” “potential,” “believes,” “predicts,” “projects,” “seeks,” “estimates,” “may,” “will,” “would,” “will likely continue” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the Company’s expectations regarding its future operating results and financial condition, impact of changes in our key operating metrics, our potential growth and our liquidity requirements, and the Company’s expectations regarding the customs litigation and related trademark issues. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, competitive pressures, our dependence on search engines to attract customers, demand for the Company’s products, the online market and channel mix for aftermarket auto parts, the economy in general, increases in commodity and component pricing that would increase the Company’s product costs, the operating restrictions in our credit agreement, the weather, the impact of the customs issues and any other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Company Contact:
Neil T. Watanabe, Chief Financial Officer
U.S. Auto Parts Network, Inc.
(424) 702-1455 x127
nwatanabe@usautoparts.com

Investor Relations:
Sean Mansouri or Cody Slach
Liolios
949-574-3860
PRTS@liolios.com

Exhibit 99.1

Summarized information for our continuing operations for the periods presented is as follows (in millions):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$76.97	$80.21	$155.36	$161.04
Gross profit	$21.49	23.24	$44.94	$47.03
	27.9%	29.0%	28.9%	29.2%
Operating expenses	$21.00	$21.74	$42.85	$44.32
	27.3%	27.1%	27.6%	27.5%
Income from operations	$0.49	$1.51	$2.10	$2.71
	0.6%	1.9%	1.4%	1.7%
(Loss) income from continuing operations	$(0.49)	$26.92	$0.25	$27.73
	(0.6)%	33.6%	0.2%	17.2%
Adjusted EBITDA	$2.79	$3.82	7.05	$7.85
	3.6%	4.8%	4.5%	4.9%

The table below reconciles income from continuing operations to Adjusted EBITDA for the periods presented (in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
(Loss) income from continuing operations	$(485)	$26,918	$250	$27,734
Depreciation & amortization	1,489	1,637	2,993	3,270
Amortization of intangible assets	47	112	94	224
Interest expense, net	421	466	852	842
Taxes	544	(25,859)	986	(25,832)
EBITDA	$2,016	$3,274	$5,175	$6,238
Stock comp expense	$161	$544	$1,137	$1,608
Customs Costs(1)	$609	$—	$740	$—
Adjusted EBITDA	$2,786	$3,818	$7,052	$7,846
(1) We incurred port and carrier fees and legal costs associated with our customs related issues. .

U.S. Auto Parts is not including a reconciliation of adjusted EBITDA guidance to projected net income due to the high variability and difficulty in making accurate long-term forecasts and projections of net operating loss carryforwards which have a significant impact on future net income results. As a result, U.S. Auto Parts is unable to quantify its projected net income without unreasonable efforts.

Exhibit 99.1

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
(Unaudited, in Thousands, Except Per Share Data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$76,973	$80,208	$155,358	$161,041
Cost of sales (1)	55,488	56,964	110,414	114,010
Gross profit	21,485	23,244	44,944	47,031
Operating expenses:
Marketing	9,818	10,248	19,800	20,562
General and administrative	4,741	4,310	9,626	9,111
Fulfillment	5,394	5,929	11,242	12,011
Technology	998	1,136	2,086	2,409
Amortization of intangible assets	47	112	94	224
Total operating expenses	20,998	21,735	42,848	44,317
Income from operations	487	1,509	2,096	2,714
Other income (expense):
Other, net	(7)	19	(6)	35
Interest expense	(421)	(469)	(854)	(847)
Total other expense, net	(428)	(450)	(860)	(812)
Income from continuing operations before income taxes	59	1,059	1,236	1,902
Income tax provision	544	(25,859)	986	(25,832)
(Loss) income from continuing operations	(485)	26,918	250	27,734
Discontinued operations (2)
Loss from operations and disposal of discontinued AutoMD operations	—	—	—	(558)
Income tax provision	—	—	—	1
Loss on discontinued operations	—	—	—	(559)
Net (loss) income	(485)	26,918	250	27,175
Other comprehensive income (loss):
Foreign currency translation adjustments	23	(1)	42	(3)
Total other comprehensive income (loss)	23	(1)	42	(3)
Comprehensive (loss) income	$(462)	$26,917	$292	$27,172
(Loss) income from continuing operations per share:
Basic (loss) income from continuing operations per share	$(0.02)	$0.76	$0.00	$0.79
Diluted (loss) income from continuing operations per share	$(0.02)	$0.67	$0.00	$0.69
Weighted average common shares outstanding:
Shares used in computation of basic (loss) income from continuing operations per share	34,972	35,332	34,896	34,921
Shares used in computation of diluted (loss) income from continuing operations per share	34,972	39,933	35,258	40,079

(1)	Excludes depreciation and amortization expense which is included in marketing, general and administrative and fulfillment expense.

(2)	During March, 2017 our AutoMD operations filed for dissolution and have been classified as discontinued operations.

Exhibit 99.1

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands, Except Par and Liquidation Value)

	June 30, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$6,824	$2,850
Short-term investments	5	9
Accounts receivable, net	2,633	2,470
Inventory	54,187	54,231
Other current assets	3,639	2,972
Total current assets	67,288	62,532
Deferred income taxes	20,467	21,476
Property and equipment, net	14,887	15,085
Intangible assets, net	557	651
Other non-current assets	1,545	954
Total assets	$104,744	$100,698
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,156	$35,999
Accrued expenses	13,604	7,363
Current portion of capital leases payable	588	579
Customer deposits	596	2,500
Other current liabilities	3,049	2,457
Total current liabilities	51,993	48,898
Capital leases payable, net of current portion	8,869	9,173
Other non-current liabilities	2,314	2,266
Total liabilities	63,176	60,337
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; $1.45 per share liquidation value or aggregate of $6,017; 4,150 shares authorized; 2,771 shares issued and outstanding at both June 30, 2018 and December 30, 2017	3	3
Common stock, $0.001 par value; 100,000 shares authorized; 34,973 and 34,666 shares issued and outstanding at June 30, 2018 and December 30, 2017 (of which 2,525 are treasury stock)	37	37
Treasury stock	(7,146)	(7,146)
Additional paid-in capital	180,641	179,906
Accumulated other comprehensive income	604	557
Accumulated deficit	(132,571)	(132,996)
Total stockholders’ equity	41,568	40,361
Total liabilities and stockholders’ equity	$104,744	$100,698

Exhibit 99.1

U.S. AUTO PARTS NETWORK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, In Thousands)

	Twenty-Six Weeks Ended
	June 30, 2018	July 1, 2017
Operating activities
Net income	$250	$27,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,993	3,270
Amortization of intangible assets	94	224
Deferred income taxes	920	(25,881)
Share-based compensation expense	1,137	1,633
Stock awards issued for non-employee director service	7	5
Amortization of deferred financing costs	2	30
Gain from disposition of assets	—	(8)
Changes in operating assets and liabilities:
Accounts receivable	(163)	568
Inventory	44	(1,291)
Other current assets	(1,270)	(86)
Other non-current assets	1	166
Accounts payable and accrued expenses	4,560	7,261
Other current liabilities	(929)	(764)
Other non-current liabilities	195	168
Net cash provided by operating activities	7,841	12,470
Investing activities
Additions to property and equipment	(2,940)	(2,494)
Proceeds from sale of property and equipment	—	39
Net cash used in investing activities	(2,940)	(2,455)
Financing activities
Borrowings from revolving loan payable	3,164	3,645
Payments made on revolving loan payable	(3,164)	(3,645)
Proceeds from stock options	—	238
Minority shareholder redemption	—	(2,485)
Payments on capital leases	(293)	(278)
Treasury stock repurchase	—	(2,272)
Statutory tax withholding payment for share-based compensation	(430)	(1,644)
Payment of liabilities related to financing activities	(100)	(100)
Preferred stock dividends paid	(80)	(169)
Net cash used in financing activities	(903)	(6,710)
Effect of exchange rate changes on cash	(24)	(20)
Net change in cash and cash equivalents	3,974	3,285
Cash and cash equivalents, beginning of period	2,850	6,643
Cash and cash equivalents, end of period	$6,824	$9,928
Supplemental disclosure of non-cash investing and financing activities:
Accrued asset purchases	$680	$712
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$44	$42
Cash paid during the period for interest	869	711